Exhibit 99.1

News Release

Global Headquarters: 200 Innovation Way, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Ed Markey 330-796-8801
ANALYST CONTACT:	Christina Zamarro 330-796-1042
FOR IMMEDIATE RELEASE

Goodyear Reports Fourth Quarter, Full-Year 2018 Results

•	Fourth-quarter revenue per tire up 1%, excluding foreign exchange

•	Price/mix momentum turns positive

•	U.S. retail sell-out volume up 2% for the quarter

•	TireHub distribution capabilities and service levels on plan

•	Successfully launched Roll retail pilot; continued expanding Mobile Tire Shop network

AKRON, Ohio, Feb. 8, 2019 – The Goodyear Tire & Rubber Company today reported results for the fourth quarter and full-year of 2018.

“Our teams delivered several operational wins in 2018, including increasing our consumer replacement volume and building our OE pipeline by securing numerous fitments, notably on future electric vehicles,” said Richard J. Kramer, chairman, chief executive officer and president. “These achievements are a testament to our product innovation, the strength of our distribution network and the value of the Goodyear brand.”

“Additionally, we achieved a number of strategic objectives throughout the year that strengthen our connected business model and move us closer to our customers, allowing us to improve our service levels and positioning us to be a leader in the changing mobility landscape. While many of the macro challenges we faced in 2018 have extended into 2019, we continue to build on what we accomplished last year and remain focused on delivering a higher level of earnings over the longer term.”

Goodyear’s fourth quarter 2018 sales were $3.9 billion, down 5 percent from $4.1 billion a year ago, driven by unfavorable currency translation and lower volume. These effects were partially offset by improvements in price/mix.

(more)

Tire unit volumes totaled 40.7 million, down 3 percent from 42.0 million a year ago. Replacement tire shipments were nearly flat compared with a year ago, as growth in Europe was offset by weakness in Brazil and China. Original equipment unit volume was down 10 percent, primarily due to lower automotive production in China and India.

Goodyear’s net income was $110 million ($0.47 per share) in the fourth quarter of 2018 compared to a net loss of $96 million ($0.39 per share) a year ago. Fourth quarter 2018 adjusted net income was $120 million ($0.51 per share) compared to $245 million ($0.99 per share) in 2017. Per share amounts are diluted.

The company reported fourth quarter segment operating income of $307 million in 2018, down from $430 million a year ago. The decrease reflects higher raw material costs, weaker results from other tire-related businesses, lower volume and the unfavorable impact of foreign currency translation, which were partially offset by improved price/mix, net cost savings and improved overhead absorption.

Full-Year Results

Goodyear’s 2018 sales were $15.5 billion, up 1 percent from the prior year, driven by improvements in price/mix, partially offset by unfavorable foreign currency translation. Tire unit volumes totaled 159.2 million, unchanged from the prior year. Replacement tire shipments were up 1 percent. Original equipment unit volume was down 4 percent.

Goodyear’s 2018 net income of $693 million ($2.89 per share) was up from $346 million ($1.37 per share) in 2017. Goodyear’s net income in 2018 included a net gain after-tax and minority interest of $207 million resulting from the TireHub transaction, net of transaction costs. Goodyear’s net income in 2017 included net charges after minority interest of $292 million resulting from net discrete tax items. Full-year 2018 adjusted net income was $555 million ($2.32 per share), down from $790 million ($3.12 per share) a year ago.

The company reported 2018 segment operating income of $1.3 billion in 2018, down 18 percent from $1.6 billion a year ago. The decrease was primarily attributable to increased raw material costs, weaker results from other tire-related businesses and unfavorable foreign currency translation, which were partially offset by net cost savings and improved overhead absorption.

Reconciliation of Non-GAAP Financial Measures

See the note at the end of this release for further explanation and reconciliation tables for Segment Operating Income and Margin; Adjusted Net Income; and Adjusted Diluted Earnings per Share, reflecting the impact of certain significant items on the 2018 and 2017 periods.

(more)

Business Segment Results

Americas

	Fourth Quarter		Twelve Months
(in millions)	2018	2017	2018	2017
Tire Units	19.1	19.5	70.9	70.9
Sales	$2,114	$2,184	$8,168	$8,212
Segment Operating Income	179	217	654	847
Segment Operating Margin	8.5%	9.9%	8.0%	10.3%

Americas’ fourth quarter 2018 sales decreased 3 percent from last year to $2.1 billion. Sales reflect the negative effect of foreign currency translation and lower volume, partially offset by improved price/mix. Replacement tire shipments were down 2 percent, driven by a decrease of 14 percent in commercial replacement. U.S. consumer replacement volume was flat reflecting a tough comparison of an 8 percent increase in the prior year. Original equipment unit volume was down 4 percent.

Fourth quarter 2018 segment operating income of $179 million was down 18 percent from the prior year. The decrease reflects higher raw material costs, increased product liability costs, reduced earnings from third-party chemical sales, the unfavorable effect of foreign currency translation and reduced volume, partially offset by a favorable indirect tax settlement in Brazil and improved overhead absorption.

Europe, Middle East and Africa

	Fourth Quarter		Twelve Months
(in millions)	2018	2017	2018	2017
Tire Units	13.7	13.7	57.8	57.1
Sales	$1,210	$1,264	$5,090	$4,928
Segment Operating Income	74	96	363	367
Segment Operating Margin	6.1%	7.6%	7.1%	7.4%

Europe, Middle East and Africa’s fourth quarter 2018 sales of $1.2 billion were down 4 percent from the prior year, driven by unfavorable foreign currency translation, partially offset by price/mix improvements. Replacement tire shipments were up 1 percent. OE tire volume decreased 5 percent.

Fourth quarter 2018 segment operating income of $74 million was 23 percent less than the prior year. The decrease was driven by increased raw material costs, weaker results from other tire-related businesses and the negative effect of foreign currency translation. These declines were partially offset by improved price/mix.

(more)

Asia Pacific

	Fourth Quarter		Twelve Months
(in millions)	2018	2017	2018	2017
Tire Units	7.9	8.8	30.5	31.2
Sales	$552	$623	$2,217	$2,237
Segment Operating Income	54	117	257	342
Segment Operating Margin	9.8%	18.8%	11.6%	15.3%

Asia Pacific’s fourth quarter 2018 sales decreased 11 percent from last year to $552 million, reflecting weaker volume and unfavorable foreign currency translation. Tire unit volumes were down 10 percent from last year’s record fourth quarter. Replacement tire shipments were down 2 percent. Original equipment unit volume was down 22 percent, reflecting weak vehicle production in China.

Fourth quarter 2018 segment operating income of $54 million was down 54 percent from last year’s record quarter, reflecting lower volume, higher raw material costs and unfavorable foreign currency translation.

Shareholder Return Program

The company paid a quarterly dividend of 16 cents per share of common stock on Dec. 3, 2018. The Board of Directors has declared a quarterly dividend of 16 cents per share payable March 1, 2019, to shareholders of record on Feb. 1, 2019. The payout represents an annual rate of 64 cents per share.

As a part of its previously announced $2.1 billion share repurchase program, the company repurchased 897 thousand shares of its common stock for $20 million during the fourth quarter. For the full year, the company repurchased 8.9 million shares for $220 million. Since 2013, purchases under the program total 52.9 million shares for $1.5 billion. We do not expect to make a significant amount of share repurchases in 2019.

Conference Call

Goodyear will hold an investor conference call at 9 a.m. today. Prior to the commencement of the call, the company will post the financial and other related information that will be presented on its Investor Relations website: http://investor.goodyear.com.

Participating in the conference call will be Richard J. Kramer, chairman, chief executive officer and president; and Darren R. Wells, executive vice president and chief financial officer.

Investors, members of the media and other interested persons can access the conference call on the website or via telephone by calling either (800) 895-3361 or (785) 424-1062 before 8:55 a.m. and providing the conference ID “Goodyear.” A taped replay will be available by calling (800) 839-4014 or (402) 220-2983. The replay will also remain available on the website.

(more)

Goodyear is one of the world’s largest tire companies. It employs about 64,000 people and manufactures its products in 47 facilities in 21 countries around the world. Its two Innovation Centers in Akron, Ohio, and Colmar-Berg, Luxembourg, strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to implement successfully our strategic initiatives; actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; a labor strike, work stoppage or other similar event; foreign currency translation and transaction risks; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

(financial statements follow)

(more)

The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In millions, except per share amounts)	2018	2017	2018	2017
NET SALES	$3,876	$4,071	$15,475	$15,377
Cost of Goods Sold	3,008	3,081	11,961	11,680
Selling, Administrative and General Expense	580	579	2,312	2,279
Rationalizations	4	33	44	135
Interest Expense	85	75	321	335
Other (Income) Expense	(3)	16	(174)	70

Income before Income Taxes	202	287	1,011	878
United States and Foreign Tax Expense	92	377	303	513

Net Income (Loss)	110	(90)	708	365
Less: Minority Shareholders’ Net Income	—	6	15	19

Goodyear Net Income (Loss)	$110	$(96)	$693	$346

Goodyear Net Income (Loss) - Per Share of Common Stock
Basic	$0.47	$(0.39)	$2.92	$1.39

Weighted Average Shares Outstanding	233	244	237	249
Diluted	$0.47	$(0.39)	$2.89	$1.37

Weighted Average Shares Outstanding	235	244	239	253
Cash Dividends Declared Per Common Share	$0.16	$0.14	$0.58	$0.44

(more)

The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In millions, except share data)	December 31,	December 31,
	2018	2017
Assets:
Current Assets:
Cash and Cash Equivalents	$801	$1,043
Accounts Receivable	2,030	2,025
Inventories:
Raw Materials	569	466
Work in Process	152	142
Finished Products	2,135	2,179

	2,856	2,787
Prepaid Expenses and Other Current Assets	238	224
Total Current Assets	5,925	6,079
Goodwill	569	595
Intangible Assets	136	139
Deferred Income Taxes	1,847	2,008
Other Assets	1,136	792
Property, Plant and Equipment	7,259	7,451

Total Assets	$16,872	$17,064

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$2,920	$2,807
Compensation and Benefits	471	539
Other Current Liabilities	737	1,026
Notes Payable and Overdrafts	410	262
Long Term Debt and Capital Leases due Within One Year	243	391

Total Current Liabilities	4,781	5,025
Long Term Debt and Capital Leases	5,110	5,076
Compensation and Benefits	1,345	1,515
Deferred Income Taxes	95	100
Other Long Term Liabilities	471	498

Total Liabilities	11,802	12,214
Shareholders’ Equity:
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares – 232 million (240 million in 2017)	232	240
Capital Surplus	2,111	2,295
Retained Earnings	6,597	6,044
Accumulated Other Comprehensive Loss	(4,076)	(3,976)

Goodyear Shareholders’ Equity	4,864	4,603
Minority Shareholders’ Equity – Nonredeemable	206	247

Total Shareholders’ Equity	5,070	4,850

Total Liabilities and Shareholders’ Equity	$16,872	$17,064

(more)

The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

(In millions)	Twelve Months Ended
	December 31,
	2018	2017
Cash Flows from Operating Activities:
Net Income	$708	$365
Adjustments to Reconcile Net Income to Cash Flows from Operating Activities:
Depreciation and Amortization	778	781
Amortization and Write-Off of Debt Issuance Costs	15	21
Provision for Deferred Income Taxes	131	366
Net Pension Curtailments and Settlements	22	19
Net Rationalization Charges	44	135
Rationalization Payments	(174)	(154)
Net Gains on Asset Sales	(1)	(14)
Gain on TireHub Transaction, Net of Transaction Costs	(272)	—
Pension Contributions and Direct Payments	(74)	(90)
Changes in Operating Assets and Liabilities, Net of Asset Acquisitions and Dispositions:
Accounts Receivable	(172)	(147)
Inventories	(171)	(44)
Accounts Payable - Trade	223	85
Compensation and Benefits	(26)	(65)
Other Current Liabilities	(181)	(76)
Other Assets and Liabilities	66	(24)

Total Cash Flows from Operating Activities	916	1,158
Cash Flows from Investing Activities:
Capital Expenditures	(811)	(881)
Asset Dispositions	2	12
Short Term Securities Acquired	(68)	(83)
Short Term Securities Redeemed	68	83
Notes Receivable	(55)	—
Other Transactions	(3)	(10)

Total Cash Flows from Investing Activities	(867)	(879)
Cash Flows from Financing Activities:
Short Term Debt and Overdrafts Incurred	1,944	1,054
Short Term Debt and Overdrafts Paid	(1,795)	(1,046)
Long Term Debt Incurred	6,455	6,463
Long Term Debt Paid	(6,469)	(6,342)
Common Stock Issued	4	14
Common Stock Repurchased	(220)	(400)
Common Stock Dividends Paid	(138)	(110)
Transactions with Minority Interests in Subsidiaries	(31)	(7)
Debt Related Costs and Other Transactions	7	(41)

Total Cash Flows from Financing Activities	(243)	(415)
Effect of Exchange Rate Changes on Cash, Cash Equivalents and Restricted Cash	(43)	57

Net Change in Cash, Cash Equivalents and Restricted Cash	(237)	(79)
Cash, Cash Equivalents and Restricted Cash at Beginning of the Year	1,110	1,189

Cash, Cash Equivalents and Restricted Cash at End of the Period	$873	$1,110

(more)

Non-GAAP Financial Measures (unaudited)

This earnings release presents Total Segment Operating Income and Margin, Adjusted Net Income and Adjusted Diluted Earnings Per Share (EPS), which are important financial measures for the company but are not financial measures defined by U.S. GAAP, and should not be construed as alternatives to corresponding financial measures presented in accordance with U.S. GAAP.

Total Segment Operating Income is the sum of the individual strategic business units’ (SBUs’) Segment Operating Income as determined in accordance with U.S. GAAP. Total Segment Operating Margin is Total Segment Operating Income divided by Net Sales as determined in accordance with U.S. GAAP. Management believes that Total Segment Operating Income and Margin are useful because they represent the aggregate value of income created by the company’s SBUs and exclude items not directly related to the SBUs for performance evaluation purposes.

The most directly comparable U.S. GAAP financial measure to Total Segment Operating Income is Goodyear Net Income and to Total Segment Operating Margin is Return on Sales (which is calculated by dividing Goodyear Net Income by Net Sales).

Adjusted Net Income is Goodyear Net Income as determined in accordance with U.S. GAAP adjusted for certain significant items. Adjusted Diluted EPS is the company’s Adjusted Net Income divided by Weighted Average Shares Outstanding-Diluted as determined in accordance with U.S. GAAP. Management believes that Adjusted Net Income and Adjusted Diluted EPS are useful because they represent how management reviews the operating results of the company excluding the impacts of rationalizations, asset write-offs, accelerated depreciation, asset sales and certain other significant items.

It should be noted that other companies may calculate similarly-titled non-GAAP financial measures differently and, as a result, the measures presented herein may not be comparable to such similarly-titled measures reported by other companies.

The company is unable to present a quantitative reconciliation of its forward-looking non-GAAP financial measure, Total Segment Operating Income, to the most directly comparable U.S. GAAP financial measure, Goodyear Net Income, because management cannot reliably predict all of the necessary components of Goodyear Net Income without unreasonable effort. Goodyear Net Income includes several significant items that are not included in Total Segment Operating Income, such as rationalization charges, other (income) expense, pension curtailments and settlements, and income taxes. The decisions and events that typically lead to the recognition of these and other similar non-GAAP adjustments, such as a decision to exit part of the company’s business, acquisitions and dispositions, foreign currency exchange gains and losses, financing fees, actions taken to manage the company’s pension liabilities, and the recording or release of tax valuation allowances, are inherently unpredictable as to if or when they may occur. The inability to provide a reconciliation is due to that unpredictability and the related difficulty in assessing the potential financial impact of the non-GAAP adjustments. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to the company’s future financial results.

See the tables below for reconciliations of historical Total Segment Operating Income and Margin, Adjusted Net Income and Adjusted Diluted EPS to the most directly comparable U.S. GAAP financial measures.

Segment Operating Income and Margin Reconciliation Table

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In millions)	2018	2017	2018	2017
Total Segment Operating Income	$307	$430	$1,274	$1,556
Rationalizations	(4)	(33)	(44)	(135)
Interest Expense	(85)	(75)	(321)	(335)
Other Income (Expense)	3	(16)	174	(70)
Asset Write-offs and Accelerated Depreciation	(2)	(1)	(4)	(40)
Corporate Incentive Compensation Plans	(7)	(6)	(13)	(33)
Intercompany Profit Elimination	(6)	14	(4)	(2)
Retained Expenses of Divested Operations	(2)	(4)	(9)	(13)
Other	(2)	(22)	(42)	(50)

Income before Income Taxes	$202	$287	$1,011	$878
United States and Foreign Taxes	92	377	303	513
Less: Minority Shareholders Net Income	—	6	15	19

Goodyear Net Income (Loss)	$110	$(96)	$693	$346

Sales	$3,876	$4,071	$15,475	$15,377
Return on Sales	2.8%	(2.4)%	4.5%	2.3%
Total Segment Operating Margin	7.9%	10.6%	8.2%	10.1%

(more)

Adjusted Net Income and Adjusted Diluted Earnings per Share Reconciliation Tables

Fourth Quarter 2018	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)

As Reported	$202	$92	—	$110	235	$0.47
Significant Items:
Pension Settlements	9	2		7		0.03
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	6	2		4		0.02
Discrete Tax Items	(73)	(72)		(1)		(0.01)

	(58)	(68)		10		0.04

As Adjusted	$144	$24	—	$120	235	$0.51

Fourth Quarter 2017	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted*	Diluted EPS
(In millions, except EPS)

As Reported	$287	$377	$6	$(96)	244	$(0.39)
Significant Items:
Discrete Tax Items		(315)		315		1.28
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	34	11		23		0.09
Pension Settlements	6	3		3		0.01

	40	(301)		341		1.38

As Adjusted	$327	$76	$6	$245	248	$0.99

*

Weighted Average Shares Outstanding – Diluted for the calculation of as-reported diluted EPS excludes 4 million weighted average shares outstanding for stock options and other securities that were anti-dilutive.

(more)

Full Year 2018	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)

As Reported	$1,011	$303	$15	$693	239	$2.89

Significant Items:
Rationalizations, Asset Write-Offs, and Accelerated Depreciation Charges	48	12	1	35		0.15
Pension Settlements	22	5		17		0.07
Hurricane Effect	12			12		0.05
Pension Standard Change	9	2		7		0.03
Brazil Transportation Strike	7	2		5		0.02
Legal Claims Related to Discontinued Operations	4	1		3		0.01
Insurance Recovery - Discontinued Products	(3)	(1)		(2)		(0.01)
Net Gains on Asset Sales	(1)			(1)		(0.01)
Discrete Tax Items	(95)	(88)		(7)		(0.02)
Gain on TireHub Transaction, Net of Transaction Costs	(272)	(65)		(207)		(0.86)

	(269)	(132)	1	(138)		(0.57)

As Adjusted	$742	$171	$16	$555	239	$2.32

Full Year 2017	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)

As Reported	$878	$513	$19	$346	253	$1.37

Significant Items:
Discrete Tax Items	(2)	(294)		292		1.14
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	175	53	1	121		0.48
Debt Redemption Charges	31	12		19		0.08
Hurricane Effect	18	2		16		0.06
Pension Settlements	19	7		12		0.05
Insurance Recovery - Discontinued Products	(5)	(2)		(3)		(0.01)
Net Gains on Asset Sales	(14)	(1)		(13)		(0.05)

	222	(223)	1	444		1.75

As Adjusted	$1,100	$290	$20	$790	253	$3.12

-0-